SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Additional Materials
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Visual Networks, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VISUAL NETWORKS, INC.
2092 Gaither Road
Rockville, MD 20850-4013
(301) 296-2300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005

To the Stockholders of Visual Networks, Inc.:

The annual meeting of stockholders of Visual Networks, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 1, 2005, at 10:00 a.m., local time, at the offices of DLA Piper Rudnick Gray Cary US LLP, 1200 19th Street, NW, Washington, DC 20036, for the following purposes:

1.	To elect three directors to serve for a term of three years, and until their successors are elected and duly qualified;

2.	To ratify the selection of Grant Thornton LLP as Visual Networks’ independent accountants for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on April 6, 2005 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s headquarters during business hours for a period of ten (10) days prior to the annual meeting.

     Your attention is directed to the attached proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

By Order of the Board of Directors,

/s/ Donald E. Clarke

Donald E. Clarke Secretary

Rockville, Maryland April 20, 2005

VISUAL NETWORKS, INC.
2092 Gaither Road
Rockville, Maryland 20850-4013
(301) 296-2300

PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about April 20, 2005.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

     You can vote all shares of common stock that our records show that you owned on April 6, 2005. A total of 34,492,396 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. You may cast your vote over the Internet or by telephone pursuant to the instructions included on the proxy card. If you wish to vote by mail, please sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card, or if you vote via the Internet or by telephone, but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote for each of the three director nominees and for each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

     The matters described in this proxy statement are the only matters that we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

     Yes. At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card or by signing, dating, and returning a new proxy card to our secretary. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted in the event that you are unable to attend the annual meeting, you can attend and vote your shares in person.

What do I do if my shares are held in “street name”?

     If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. Your voting procedures may be different than those that we have described. Please follow the voting instructions of your broker, bank or nominee carefully.

How are votes counted?

     We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Brokers holding shares of record for customers generally are not entitled to vote on certain nondiscretionary matters unless they receive voting instructions from their customers. “Broker nonvotes” mean the votes that could have been cast on the nondiscretionary matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority. If your shares are held in the name of a broker, and you do not tell the broker by May 17, 2005 how to vote your shares, the broker nominee can vote them as it sees fit only on matters that are determined to be discretionary, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nondiscretionary proposal. Directors are elected by a plurality and the three nominees who receive the most votes will be elected. On all other discretionary matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker nonvotes are considered shares entitled to vote on the matter and therefore will be taken into account in determining the outcome of the vote on the matter. Abstentions also are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

Who pays for this proxy solicitation?

     The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by us. Proxies may also be solicited by personal interview, telephone, telegram or via the Internet by one of our directors, officers or employees who will not receive additional compensation for those services.

PRINCIPAL STOCKHOLDERS

     The following table shows the number of shares of our common stock beneficially owned as of March 31, 2005 by:

•	each person or entity that we believe beneficially owns more than 5% of the common stock;

•	each director;

•	each of our Named Executive Officers; and

•	the directors and executive officers as a group.

     Unless otherwise indicated (i) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (ii) the address for the persons named in the table is 2092 Gaither Road, Rockville, Maryland 20850-4013.

	Number of	Percent
	Shares	of
	Beneficially	Shares
Name of Beneficial Owner	Owned	Outstanding(1)
Austin W. Marxe and David M. Greenhouse (2)	3,149,249	9.14%
FMR Corp. (3)	2,347,404	6.81
Kopp Investment Advisors, LLC (4)	4,003,650	11.61
Lawrence S. Barker (5)	562,984	1.63
Donald E. Clarke	—	—
Wayne R. Fuller (6)	390,527	1.13
Steven G. Hindman (7)	567,789	1.65
Edward L. Glotzbach (8)	33,333	*
Edward H. Kennedy (9)	33,333	*
Peter J. Minihane (10)	549,475	1.59
William J. Smith (11)	123,338	*
William H. Washecka (12)	52,083	*
All executive officers and directors as a group (10 persons) (13)	2,312,862	6.71

*	Less than 1%.

(1)	As of March 31, 2005, we had outstanding 34,472,430 shares of common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options which will become exercisable within 60 days of March 31, 2005, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents shares beneficially owned by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), the controlling principals of AWM Investment Company, Inc., as reported on a Schedule 13G filed by them on February 11, 2005. Marxe and Greenhouse share sole voting and investment power over 414,800 common shares owned by Special Situations Cayman Fund, L.P.; 1,355,150 common shares owned by Special Situations Fund III, L.P.; 559,440 common shares, $1,550,000 corporate debenture convertible into 440,804 common shares and 122,356 warrants owned by Special Situations Private Equity Fund, L.P.; 13,769 common shares, $73,643 corporate debenture convertible into 20,943 common shares and 5,813 warrants owned by Special Situations Technology Fund, L.P.; and 79,431 common shares, $376,357 corporate debenture convertible into 107,032 common shares and 29,710 warrants owned by Special Situations Technology Fund II, L.P. The principal business address for Marxe and Greenhouse is 153 East 53rd Street, 55th Floor, New York, New York 10022.

(3)	Fidelity Management and Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor, is the beneficial owner of 2,264,102 shares as a result of acting as investment advisor to various investment companies. Edward C. Johnson III, FMR Corp. and the funds each has sole power to dispose of the shares. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with its board of trustees. Fidelity Management and Trust Company is the beneficial owner of 83,302 shares. Edward C. Johnson III, a wholly owned subsidiary of FMR Corp., and FMR Corp. each has sole dispositive and voting power over such shares. The address of these beneficial owners is 82 Devonshire Street, Boston, MA 02109.

(4)	Kopp Investment Advisors has sole voting power with respect to 3,235,900 of such shares, sole dispositive power over 1,000,000 of such shares and shared dispositive power over 3,000,650. All such shares are deemed beneficially owned by Kopp Investment Advisors, Kopp Holding Company LLC, Kopp Holding Company and LeRoy C. Kopp. The address of these beneficial owners is 7701 France Avenue South, Suite 500, Edina, MN 56435.

(5)	Represents 99,885 shares of common stock and 463,099 shares of common stock issuable upon exercise of options.

(6)	Represents 7,596 shares of common stock and 382,931 shares of common stock issuable upon exercise of options.

(7)	Represents 29,804 shares of common stock and 537,985 shares of common stock issuable upon exercise of options.

(8)	Represents 33,333 shares of common stock issuable upon exercise of options.

(9)	Represents 33,333 shares of common stock issuable upon exercise of options.

(10)	Represents 68,623 shares of common stock and 480,852 shares of common stock issuable upon exercise of options.

(11)	Represents 28,504 shares of common stock and 94,834 shares of common stock issuable upon exercise of options.

(12)	Represents 52,083 shares of common stock issuable upon exercise of options.

(13)	Includes an aggregate of 2,078,450 shares of common stock issuable upon exercise of options.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Our board of directors is divided into three classes. The number of directors is determined from time to time by the board of directors and is currently fixed at six (6) members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

     Three directors are to be elected at this annual meeting to serve until the 2008 annual meeting, and until their successors are elected and duly qualified. In the event any nominee is unable or unwilling to serve as a director, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

     Set forth below is certain information concerning the nominees and the other incumbent directors:

Directors to be Elected at the 2005 Annual Meeting

     Edward L. Glotzbach, age 56, joined our board in January 2004. Since December 2004, Mr. Glotzbach had served as President and Managing Partner of Technology Partners International, Inc. Prior to that from October 2003, he served in the capacity of Vice President and Chief Financial Officer of TPI. Prior to joining TPI, from 1970 to September 2003, Mr. Glotzbach served in a variety of positions with SBC Communications, the last being as Executive Vice President and Chief Information Officer. Mr. Glotzbach is a director of the Laclade Group.

     Edward H. Kennedy, age 50, joined our board in January 2004. Since January 2004, Mr. Kennedy has been an independent consultant. From January 2002 until January 2004, he served as President of Tellabs North American Operations and Executive Vice President of Tellabs. From March 1999 until January 2002, Mr. Kennedy was President and Chief Executive Officer (and co-founder) of Ocular Networks until it was sold to Tellabs.

     Peter J. Minihane, age 56, has been a director since February 2000. Since July 2004, Mr. Minihane has been the Chief Operating Officer and Chief Financial Officer of Starbak Communications, Inc. From January to June 2004, Mr. Minihane was an independent consultant. From October 2003 to January 2004, he served as Chief Operating Officer and Chief Financial Officer of Sentito Networks, Inc. Mr. Minihane was our Executive Vice President from April to September 2003. He served as our interim President and Chief Executive Officer from August 2002 to April 2003. From January to August 2002, Mr. Minihane was an independent consultant. Mr. Minihane was our Executive Vice President, Chief Financial Officer and Treasurer from June 1997 to January 2002. From April to August 2000, Mr. Minihane also served as our Chief Operating Officer.

Director Whose Term Expires in 2006

     William J. Smith, age 70, has been a director since March 1997. Since October 1999, he has been a general partner of Mentor Group, a consulting firm that assists early stage companies in developing their sales and marketing strategies. From November 1997 to October 1999, he was Vice President, Worldwide Sales, of FlowWise Networks, Inc., an IP switching technology company. He also serves on the advisory boards of several early stage companies.

Directors Whose Term Expires in 2007

     Lawrence S. Barker, age 52, became our President, Chief Executive Officer and a director in April 2003, and the chairman of our board in November 2004. From October 1997 to April 2003, he was the President of the Software Systems Division of ADC Telecommunications.

     William H. Washecka, age 57, joined our board in April 2003. Since November 2004 , Mr. Washecka has been Executive Vice President, Chief Financial Officer of Preswick Pharmaceuticals, Inc. From August 2002 to November 2004, Mr. Washecka was an independent consultant. From June 2001 to August 2002, he was Executive Vice President and Chief Financial Officer of USinternetworking, Inc. While serving in this capacity, Mr. Washecka led USinternetworking through a restructuring under a Chapter 11 bankruptcy proceeding. Prior to that time, from 1972, he was employed by Ernst & Young LLP where he was promoted to partner in 1986. Mr. Washecka is a certified public accountant. He also serves as a director of Online Resources Corporation and Audible, Inc.

     Unless the proxy is marked to the contrary, the shares represented by the enclosed proxy, if it is properly executed and returned, will be voted FOR the election of the nominees named above.

Recommendation of the Board of Directors

Our board of directors recommends a vote “FOR” the election of the nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors met 14 times during 2004. All members of the board of directors attended at least 75% of the board and committee meetings held during 2004. We expect that representatives of the board will attend the Annual Meeting. Seven of the then eight board members attended last year’s annual meeting. The board of directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The board has adopted a written charter for each of these committees, copies of which are available on our website at www.visualnetworks.com.

     Audit Committee. The Audit Committee members include Messrs. Washecka, Kennedy and Glotzbach. Each current member of the Audit Committee is considered to be an “independent director” under the NASD’s rules. Mr. Washecka, the chairperson of the committee, is considered a financial expert solely for purposes of meeting the requirements of the NASD and the federal securities laws regarding inclusion of financial experts on the audit committees of public company boards of directors and serves as the chairman of the committee. Prior to October 2004, the Audit Committee consisted of Messrs. Washecka and Glotzbach and our retired director, Ted McCourtney. The Audit Committee met six times during 2004.

     The Audit Committee provides the opportunity for direct contact between our independent accountants and the board of directors, engages the independent accountants to audit our financial statements, discusses the scope and results of the audit with the independent accountants, reviews with our management and the independent accountants our interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures and oversees our financial reporting process.

     Compensation Committee. The Compensation Committee includes Messrs. Minihane, Smith and Kennedy. Prior to February 14, 2005, the members of the Compensation Committee were Messrs. Minihane and Smith, and our retired director, Scott Stouffer. The Compensation Committee met six times during 2004. The Compensation Committee reviews and recommends the compensation arrangements for our executive officers and administers our stock option plans. Mr. Minihane is not considered “independent” because he was an employee during 2003. However, the board has determined that his membership on the Committee is required by the best interests of the company and our stockholders as Mr. Minihane has valuable experience in the determination of executive compensation.

     Nominating Committee. The Nominating Committee, which our board of directors established in February 2004, includes Messrs. Glotzbach, Kennedy and Smith, and is responsible for reviewing our corporate governance principles, proposing a slate of directors for election by stockholders at each annual meeting and proposing candidates to fill any vacancies on our board. The board has determined that each member of the committee is independent in accordance with the applicable NASD rules.

Corporate Governance Guidelines

     The board has reviewed the Company’s corporate governance policies and practices. This included comparing its existing policies and practices to policies and practices suggested by various groups and authorities active in corporate governance and the practices of other public companies. Based upon this review, the board of directors adopted a set of corporate governance guidelines, a copy of which is available on our website at www.visualnetworks.com.

Code of Ethics and Business Conduct

     The board of directors has adopted a written code of ethics and business conduct, a copy of which is available on our website at www.visualnetworks.com. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

The Nominating Process

     The Nominating Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the board of directors should have broad experience at the policy-making level in business, government, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In identifying candidates for membership on the board of directors, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the board of directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the board of directors must represent the interests of our stockholders. The Nominating Committee also reviews and determines whether existing members of the board of directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the board. The Nominating Committee has determined to nominate for re-election each of our directors with a term of office expiring at the 2005 annual meeting.

     The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating Committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. The Nominating Committee considers stockholder recommendations for candidates for the board of directors that are properly submitted in accordance with the Company’s by-laws. In evaluating such recommendations, the Nominating Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability in the board of directors.

     The Nominating Committee will consider nominee recommendations from you, which should be addressed in writing to our Secretary, Donald E. Clarke, 2092 Gaither Road, Rockville, MD 20850-4013, including the nominee’s qualifications and other relevant biographical information.

Stockholder Communications with the Board of Directors

     Any stockholder who wishes to communicate directly with the board of directors should do so in writing, with a letter addressed to Visual Networks, Inc., c/o Audit Committee Chairperson, 2092 Gaither Road, Rockville, Maryland 20850-4013. These communications will not be screened by management prior to receipt by the Audit Committee Chairperson.

Board Compensation

     Each non-employee director receives a monthly fee of $1,500, plus $500 for participation on the Compensation or the Nominating Committees and $1,000 for participation on the Audit Committee (but in no event more than $1,000 for serving on two committees). Currently, each of our outside directors receives a monthly fee of $2,500 except Mr. Minihane who receives a monthly fee of $2,000.

     Each non-employee director also receives a meeting fee of $1,500 for each board meeting physically attended, and $500 for each committee meeting physically attended that is not otherwise associated with another board or committee meeting. Board members are reimbursed for their expenses associated with meeting attendance in accordance with our standard expense policy.

     In 2004, payments made to non-employee directors as compensation for meeting attendance were as follows:

Mr. Glotzbach	$6,000
Mr. Kennedy	6,000
Mr. Minihane	6,000
Mr. Smith	6,000
Mr. Washecka	7,500

     Directors who are not currently our employees (the “Eligible Directors”) receive awards of stock options for their service on the board. Historically, each new Eligible Director received an option grant of 24,000 shares upon his or her initial election to the board (an “Initial Grant”). In addition, Eligible Directors received option grants of 6,000 shares at each annual meeting of stockholders while they served as directors (an “Annual Grant”). In January 2003, the 2000 Stock Incentive Plan (the “Option Plan”) was amended in order to revise the Initial and Annual Grant number of options to 100,000 and 25,000, respectively. Messrs. Glotzbach and Kennedy were each awarded options to purchase 100,000 shares of common stock in January 2004. Each Initial Grant vests and becomes exercisable with respect to one-fourth of the shares on the first anniversary of the date of option grant, and the remaining three-fourths vest in thirty-six (36) equal monthly installments thereafter. Each Annual Grant vests and becomes exercisable with respect to one-twelfth of the shares monthly, commencing with the month following the third anniversary of the date of option grant. The number of shares under option related to the initial Annual Grant made to a newly elected Eligible Director will be prorated based on the number of months served prior to his/her first annual meeting of stockholders. Stock options granted to Eligible Directors pursuant to the Option Plan become fully vested if we have a change in the control of the Company (as described in the Option Plan).

EXECUTIVE OFFICERS

     In addition to Mr. Barker, Messrs. Donald E. Clarke, Wayne R. Fuller and Mark B. Skurla serve as our executive officers:

     Donald E. Clarke, age 46, became an Executive Vice President and Chief Financial Officer for Visual Networks, Inc. in July 2004. From September 2002 to July 2004, Mr. Clarke was Executive Vice President and CFO and from January 2004 to July 2004 a member of the Office of the President of eCommerce Industries, Inc. (ECI), a software company providing business operations software and supply chain automation. From March 2002 to September 2002, he served as Executive Vice President and CFO of ReturnBuy, which specializes in maximizing the reverse logistics supply chain. From December 1997 to January 2002, Mr. Clarke also served as Executive Vice President and CFO of Net2000 Communications, Inc., an integrated communications provider.

     Wayne R. Fuller, age 45, joined us in March 2000 as Vice President, Engineering, and was promoted to Executive Vice President, Operations, in November 2002. From March 1999 to February 2000, Mr. Fuller was Director of Marketing for Gensym Corporation, a provider of intelligent software for the communications industry. From June 1987 to March 1999, he was Director of Engineering for Stanford Telecommunications, Inc., a company that delivered integrated management systems for commercial and government customers, enabling them to improve the delivery of network services.

     Mark B. Skurla, age 45, joined us in March 2005 as Executive Vice President of Worldwide Sales. Prior to that from August 2002, he served as Vice President of Worldwide Sales of Copper Mountain Networks, Inc. From April 2001 to August 2002, Mr. Skurla was Vice President Sales of Oresis Communications. From January 1999 to April 2001, he served as Group Vice President - Enterprise Sales at ADC Telecommunications.

     Our officers are elected by our board on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Audit Committee has selected the firm of Grant Thornton LLP to serve as independent registered public accountants for the year ending December 31, 2005, subject to the ratification of such appointment by the stockholders. A representative of Grant Thornton LLP is expected to be present at the annual meeting and is expected to be available to respond to appropriate questions from stockholders. Grant Thornton LLP currently serves as our independent registered public accountants.

     Unless the proxy is marked to the contrary, the shares represented by the enclosed proxy, if it properly executed and returned, will be voted FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the year ending December 31, 2005.

Recommendation of the Board of Directors

Our board of directors recommends a vote “FOR” the ratification of Grant Thornton LLP.

FEES OF OUR INDEPENDENT ACCOUNTANTS

     The following table discloses the audit and non-audit services provided by, and the fees paid by us to, our outside auditors, Grant Thornton LLP, for the year ended December 31, 2004.

Description of Service	2004
Audit Fees	$368,000
Audit-Related Fees (1)	5,400
Tax Fees (2)	—
Other Fees (2)	—
Total Fees	$373,400

(1)	Represents fees incurred related to accounting consultation.

(2)	During 2004, Grant Thornton LLP did not provide any tax-related services, nor did they bill us fees related to any other matter or service.

Pre-Approval of Non-Audit Services

     The Audit Committee has established a policy governing our use of Grant Thornton LLP for non-audit services. Under the policy, management may use Grant Thornton LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

AUDIT COMMITTEE REPORT ON
AUDITED FINANCIAL STATEMENTS
for the Year Ended December 31, 2004
Date of Report: March 30, 2005

     We operate under a written charter adopted by the board of directors and are responsible for overseeing the Company’s financial reporting processes on behalf of the board. The members of the Audit Committee on the date of this report are Messrs. Washecka, Glotzbach and Kennedy. Each member of the Audit Committee is considered to be an “independent director” under the NASD’s rules. Each year, we select the Company’s independent accountants, subject to stockholder ratification.

     Management is responsible for the Company’s financial statements and the financial reporting processes, including internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Our responsibility is to monitor and oversee these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without our own verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their reports on the Company’s financial statements. Our oversight does not provide us with our own independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent accountants do not guarantee that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

     We have met and held discussions with management and Grant Thornton LLP, the Company’s independent accountants. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent accountants. We discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of the auditors’ judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting. Grant Thornton LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed their independence with them.

     Based on our discussion with management and the independent accountants and our review of the representation of management and the disclosures by the independent accountants to the Audit Committee, we recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. We and the board have also recommended the selection of Grant Thornton LLP as the Company’s independent accountants for 2005, subject to stockholder ratification.

William J. Washecka, Chairman
Edward L. Glotzbach
Edward H. Kennedy

EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following summary compensation table sets forth the compensation paid by us during the last three years ending December 31, 2004, to our chief executive officer, and the other most highly compensated executive officers, other than our chief executive officer, whose total compensation for services in all capacities exceeded $100,000 during such year, whom we refer to as our “Named Executive Officers.”

Summary Compensation Table

							Long-Term
							Compensation
							Securities
		Annual Compensation					Underlying
	Year	Salary		Bonus (1)	Other		Options
Lawrence S. Barker	2004	$360,000		$130,000	$—		300,000
President and Chief Executive Officer	2003	233,182	(2)	58,525	115,000	(2)	811,150
	2002	—		—	—		—

Donald E. Clarke	2004	106,534	(3)	—	101,563	(3)	300,000
Executive Vice President and Chief	2003	—		—	—		—
Financial Officer	2002	—		—	—		—

Wayne R. Fuller	2004	220,000		76,780	—		94,000
Executive Vice President, Operations	2003	220,000		—	—		—
	2002	184,667		6,413	—		220,000

Steven G. Hindman (4)	2004	275,000		119,969	—		106,875
Executive Vice President, Product	2003	275,000		—	—		—
Management and Marketing	2002	275,000		—	98,749	(5)	100,000

(1)	Includes bonus amounts earned in the year indicated, paid during the following fiscal year.

(2)	The salary paid to Mr. Barker was for the period April 28, 2003, the date of his employment, through December 31, 2003, and was based on a salary of $360,000. Pursuant to his employment agreement, Mr. Barker received guaranteed payments totaling $90,000 during 2003 and a signing payment of $25,000 at the commencement of his employment.

(3)	The salary paid to Mr. Clarke was for the period July 12, 2004, the date of his employment, through December 31, 2004, and was based on an annual salary of $225,000. Pursuant to his employment agreement, Mr. Clarke received guaranteed payments totaling $51,563 during 2004 and a signing payment of $50,000 of which $25,000 was paid at the commencement of his employment and $25,000 was paid in January 2005.

(4)	As of April 16, 2005, Mr. Hindman is no longer an executive officer of the Company.

(5)	Pursuant to Mr. Hindman’s employment arrangement, this guaranteed payment was made in the first quarter of 2003.

OPTIONS GRANTED IN 2004

     The following table provides the specified information concerning options granted to our Named Executive Officers for the year ended December 31, 2004.

	Number of	Percent of Total			Potential Realizable Value
	Securities	Options/SARs			at Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation
	Option/SARs	Employees in	Price Per		for Option Term
Name	Granted	Fiscal Year	Share	Expiration Date	5%	10%
Lawrence S. Barker	300,000	10.27%	$3.32	4/21/14	$626,379	$1,587,367
Donald E. Clarke	300,000	10.27	2.54	7/12/14	479,218	1,214,432
Wayne R. Fuller	16,500	0.56	2.14	1/15/14	22,206	56,275
	37,500	1.28	2.85	1/15/14	67,213	170,331
	40,000	1.37	2.41	9/01/14	60,625	153,637
	34,375	1.18	2.14	1/15/14	46,263	117,240
	37,500	1.28	2.85	1/15/14	67,213	170,331
Steven G. Hindman	35,000	1.20	2.41	9/01/14	53,047	134,432

(1)	The assumed annual rates of stock price appreciation of 5% and 10% over ten years are required by the Securities and Exchange Commission to be used for illustration purposes and are not intended to forecast possible future appreciation, if any, of our common stock.

OPTION EXERCISES IN 2004 AND YEAR-END VALUE TABLE

     The following table provides information concerning option exercises in 2004 and unexercised options held as of December 31, 2004, for our Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying		in-the-Money
	Shares		Unexercised Options at		Options at
	Acquired on	Value	December 31, 2004		December 31, 2004 (1)
Name	Exercise	Received	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence S. Barker	—	$—	362,980	748,170	$771,215	$1,118,096
Donald E. Clarke	—	—	—	300,000	—	282,000
Wayne R. Fuller	—	—	341,553	135,780	438,958	210,737
Steven G. Hindman.	—	—	510,815	96,060	500,632	122,106

(1)	Calculated on the basis of $3.48 per share, the closing price of our common stock on the Nasdaq SmallCap Market on December 31, 2004, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information regarding our equity compensation plans as of December 31, 2004.

			Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under equity compensation
	outstanding options, warrants	price of outstanding options,	plans (excluding securities
Plan Category	and rights (1)	warrants and rights	reflected in first column) (1)
Equity compensation plans approved by stockholders	5,923,913	$3.26	3,436,996
Equity compensation plans not approved by stockholders (2)(3)	2,715,753	2.41	179,940

Total	8,639,666	2.99	3,616,936

(1)	Represents shares of common stock issuable in connection with such equity compensation plans.

(2)	In 1999, we reserved 2,000,000 shares of common stock under the 1997 Omnibus Stock Plan for awards to eligible persons who are not executive officers or directors within the meaning of the marketplace rules of the NASD provided that no such award could be deemed to be an incentive stock option. This plan is administered by the Compensation Committee which has sole discretion and authority, consistent with the provisions of the plan, to determine which eligible persons will receive stock awards, when awards will be made, the terms of such awards and the number of shares of common stock subject to any award. To date, all stock options granted pursuant to this plan have been made with exercise prices equal to the fair market value of our common stock on the date of grant, however, nonqualified stock options may be granted with exercise prices less than fair market value under this plan. The Compensation Committee also determines the periods over which such nonqualified stock options become exercisable (typically up to five years). Unless sooner terminated by our board, the plan terminates in October 2007. Subject to the other applicable provisions of the plan, all awards made prior to such termination shall remain in effect until such awards have been satisfied or terminated.

(3)	Our Board of Directors has approved the granting of options to purchase shares of our common stock to Messrs. Barker and Clarke. Each of these stock options was granted pursuant to an individual agreement, not under any of the plans approved by the stockholders, with the stock option exercise price equal to the fair market value of our common stock on the date of grant.

EMPLOYMENT ARRANGEMENTS

     Lawrence S. Barker. Mr. Barker entered into an employment agreement with us that provides for an annual base salary of $360,000, plus certain other incentives and benefits. Mr. Barker received a $25,000 signing bonus upon the commencement of his employment. He is also eligible to receive an annual bonus of up to 50% of his base salary upon the achievement of certain performance metrics. During the period April 28, 2003 through April 27, 2004, Mr. Barker was entitled to receive a minimum bonus of $90,000 that was paid in three equal installments on July 28, 2003, October 28, 2003 and January 28, 2004. If Mr. Barker’s position with the Company is terminated by us without cause or upon a change of control, Mr. Barker is entitled to receive severance pay in an amount equal to twelve (12) months of his then applicable base salary payable according to our normal payroll practice plus an amount equal to the bonus pool then in effect payable at the end of the twelve-month severance period. In connection with the commencement of employment, Mr. Barker was granted nonstatutory options to purchase 811,150 shares of common stock at an exercise price of $1.21 per share, vesting 25% on the first anniversary of the date of grant and in equal monthly increments over the next 36 months thereafter. In April 2004, Mr. Barker was awarded nonstatutory options to purchase an additional 300,000 shares of our common stock at an exercise price of $3.32 per share. Options to purchase 150,000 shares began to vest in forty-eight equal monthly installments commencing one month after the grant date. Options to purchase the remaining 150,000 shares become vested on April 21, 2011. All unvested options would vest upon a change of control.

     Donald E. Clarke. Mr. Clarke’s current employment agreement with us provides for an annual base salary of $225,000 plus certain other incentives and benefits. He is eligible to receive an annual bonus of up to 50% of his base salary upon the achievement of certain performance metrics. If Mr. Clarke’s position with the company is eliminated upon change of control or upon the non-renewal of his employment agreement, Mr. Clarke would be entitled to receive compensation and benefits that would otherwise be payable to him for twelve (12) months of his then applicable base salary following such termination. Mr. Clarke also received a one-time signing bonus of $50,000. One half of the bonus was paid in July 2004 and the second half of the bonus was paid in January 2005. Mr. Clarke was also granted nonstatutory options to purchase 300,000 shares of common stock at an exercise price of $2.54 per share, twenty-five percent (25%) of which vest on the first anniversary of the grant date and the remainder of which vest in equal monthly installments over a thirty-six (36) month period commencing on the first anniversary of the grant date. Unless the option agreement has earlier terminated, vesting of the option shares will be accelerated so that the outstanding unvested portion of the option shares will become vested as to 100% of such unvested portion immediately before the occurrence of a change of control.

     Wayne R. Fuller. Mr. Fuller’s current employment arrangement with us provides for an annual base salary of $220,000 plus certain other incentives and benefits. He is eligible to receive an annual bonus of up to 40% of his base salary upon the achievement of certain performance metrics. In connection with his promotion to Executive Vice President, Operations, he was granted options to purchase 175,000 shares of common stock at an exercise price of $1.22 per share, vesting in equal monthly increments over thirty six months. All of the unvested portions of these stock options would vest upon a change of control. In July 2002, Mr. Fuller was granted options to purchase 45,000 shares of common stock, exercisable at $0.97 per share. These options vest in equal monthly installments over thirty-six (36) months. In January 2004, Mr. Fuller was granted 1) options to purchase 16,500 shares of common stock, exercisable at $2.14 per share, 20% of which vested on the grant date and the remainder that vest in equal monthly installments over twenty-four (24) months; and 2) options to purchase 37,500 shares of common stock, exercisable at $2.85 per share, that vest in equal monthly installments over forty-eight (48) months. Fifty percent of the unvested portions of these stock options would vest upon a change of control. In September 2004, Mr. Fuller was granted options to purchase 40,000 shares of our common stock, exercisable at $2.41 per share, that vest in equal monthly installments over forty-eight months.

     Mark B. Skurla. Mr. Skurla entered into an employment agreement with us that provides for an annual base salary of $225,000, plus certain other incentives and benefits. Mr. Skurla is eligible to receive an annual bonus of up to $175,000 upon the achievement of certain performance metrics. If we terminate Mr. Skurla’s employment agreement without cause or if Mr. Skurla terminates his employment with good reason, Mr. Skurla is entitled to receive severance pay in an amount equal to six months of his then-applicable base salary payable in accordance with our normal payroll practices. Mr. Skurla was granted options to purchase 100,000 shares of our common stock at an exercise price of $3.53 per share, vesting 25% on the first anniversary of the date of grant and in equal monthly increments over the next 36 months thereafter. One-hundred percent (100%) of his unvested options would vest upon a change of control.

     Our employment arrangements with our executive officers each contains general non-solicitation and non-competition provisions applicable during the period of employment with us and for one year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The Compensation Committee of the board of directors was formed in December 1994, and the members of the Compensation Committee are Messrs. Smith, Kennedy and Minihane. Mr. Minihane joined the Compensation Committee in February 2004.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
for the Year Ended December 31, 2004
Date of Report: March 30, 2005

     The Compensation Committee of the board of directors consists entirely of non-employee directors. The Compensation Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer and the other executive officers of the Company based upon a mix of the achievement of corporate goals, individual performance and comparison with other companies in our industry.

     The Compensation Committee’s goals with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. When determining adjustments to an individual’s compensation package, the Compensation Committee evaluates the importance to stockholders of that person’s continued service. The compensation programs for our executives established by the Compensation Committee consist of three elements tied to the foregoing objectives: base salary, annual cash bonus, and stock-based equity incentives achieved primarily through participation in our stock option plans. Our compensation philosophy is to be competitive with comparable and directly competitive companies in order to attract, retain, and motivate highly qualified employees. To this end, we have adjusted the mix of the compensation components from year to year according to the Company’s performance.

     BASE SALARY. Salaries for 2004 were set based on the foregoing factors and after review of industry comparables. The Company’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company’s vision and mission over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that make up market value and prospective value to the Company, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of Company management, change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the Company, changes in responsibility and changes in the market for executives with similar credentials. Determinations of appropriate base salary levels and other compensation elements are generally made through consideration of a variety of industry studies and surveys as well as by monitoring developments in the Company’s industry.

     CASH BONUS. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the Compensation Committee with advice from Company management, based upon the Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the Committee. Based on the revenue and operating income performance of the Company in 2004 and the achievement of specific individual objectives during 2004, bonus payments totaling $130,000 were paid to Mr. Barker, and bonus payments totaling $196,749 were made to executive officers other than Mr. Barker. In addition, Mr. Clarke received an employment award and other guaranteed payments totaling $101,563 that are discussed above.

     STOCK OPTIONS. Stock options are a fundamental element in the Company’s compensation program because they emphasize long-term company performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and employees. Options are generally granted to all regular full-time and part-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Compensation Committee considers competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals. In addition, the Company has generally made a grant of stock options when an executive officer joins the Company, such as was the case with Mr. Clarke in 2004. Such options are granted at 100% of the fair market value on the date of grant. The Company generally awards options to officers at regular intervals based on individual performance, but other awards may be made as well. Some of the Company’s option plans provide for option grants to members of the board. Options granted to employees generally vest over periods ranging from three to five years after grant. During 2004, executive officers other than Mr. Barker received options to purchase 200,875 shares of our stock including options to purchase 50,875 shares of our stock that were granted at 75% of the fair market value of the stock on the date of grant. In April 2004, Mr. Barker was awarded options to purchase 300,000 shares of our common stock that were granted at 100% of the fair market value of the stock on the date of grant. In July 2004 and in connection with the commencement of employment, Mr. Clarke was awarded options to purchase 300,000 shares of our common stock at 100% of the fair market value of the stock on the date of grant.

     CHIEF EXECUTIVE COMPENSATION. The compensation paid to Mr. Barker for 2004 is shown in the summary compensation table included above. Mr. Barker’s salary as our Chief Executive Officer is based upon his business experience and the salary levels paid to chief executive officers of similarly sized companies in our industry. The compensation paid to Mr. Clarke during 2004 is shown in the summary compensation table included above and also was based upon his prior business experience and salary levels paid to chief financial officers of similarly sized companies in our industry.

     COMPENSATION DEDUCTION LIMIT. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance based, and believes all executive compensation expenses will be deductible by the Company for the foreseeable future.

William J. Smith
Edward H. Kennedy
Peter J. Minihane

PERFORMANCE GRAPH

     The following graph shows the comparison of cumulative total return on our common stock, based on the market price of our common stock assuming reinvestment of dividends with a comparable return of the S&P Communications Equipment Index and The Nasdaq Stock Market (U.S.) Index, for the period beginning December 31, 1999 through December 31, 2004.

COMPARISON OF 5 YEAR CUMULATIVE RETURN*

AMONG VISUAL NETWORKS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S & P COMMUNICATIONS EQUIPMENT INDEX

* $100 Invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated under the Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the 2006 annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by us at the address appearing on the first page of this proxy statement by November 22, 2005 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.

     Our by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to our Secretary not less than sixty days and not more than ninety days before the anniversary of the prior year’s meeting. A stockholder must submit a matter to be raised at our 2006 annual meeting of stockholders on or after February 25, 2006, but not later than March 27, 2006. The written notice should be sent to our secretary, Donald E. Clarke, 2092 Gaither Road, Rockville, MD 20850, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

     SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors and executive officers filed all the required reports during 2004.

     Messrs. Glotzbach, Kennedy, Minihane, Smith and Washecka, and our former directors, Messrs. McCourtney and Stouffer, each had one late Form 4 filing in 2004.

OTHER MATTERS

     Our board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     We have filed an Annual Report on Form 10-K for the year ended December 31, 2004 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to our Chief Financial Officer, at Visual Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850-4013. Our Form 10-K is also available through our website at www.visualnetworks.com.

By Order of the Board of Directors,

/s/ Donald E. Clarke

Donald E. Clarke Secretary

Rockville, Maryland April 20, 2005

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

INTERNET ACCESS IS HERE!

Visual Networks, Inc. is pleased to announce that registered stockholders now have an innovative and secure means of accessing and managing their registered accounts on-line. This easy-to-use service is only a click away at:

http://www.equiserve.com

In order to access your account and request your temporary password (or PIN), you will need your Social Security number, and Issue ID (VSUCM). Please click on the “Account Access” tab and follow the instructions for receiving a new password and a temporary password will be mailed to your address of record.

DETACH HERE	ZVSUC2

PROXY

VISUAL NETWORKS, INC.

2092 Gaither Road
Rockville, Maryland 20850-4013

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Lawrence S. Barker and Donald E. Clarke, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Visual Networks, Inc. (the “Company”) held of record by the undersigned on April 6, 2005, at the Annual Meeting of Stockholders to be held on June 1, 2005, at 10:00 a.m., local time, at the offices of DLA Piper Rudnick Gray Cary US LLP, 1200 19th Street, N.W., Washington, D.C., 20036, and any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Visual Networks, Inc.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/vnwk	:	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	'

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZVSUC1

☒	Please mark votes as in this example.	#VSU

1.	To elect three directors to serve for a term of three years and until their successors are elected and duly qualified;

Nominees:	(01) Edward L. Glotzbach
(02) Edward H. Kennedy
(03) Peter J. Minihane

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

FOR ALL EXCEPT FOR AS NOTED ABOVE.

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Grant Thornton LLP as Visual Networks’ independent accountants for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: